As filed with the Securities and Exchange Commission on July 26, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANCE BANCSHARES CALIFORNIA

(Exact name of registrant as specified in its charter)

California	91-2124567
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

100 Corporate Pointe, Suite 110, Culver City, California 90230

(Address of principal executive offices, including zip code)

ALLIANCE BANCSHARES CALIFORNIA

2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

CURTIS REIS, PRESIDENT AND CHIEF EXECUTIVE OFFICER

100 Corporate Pointe, Suite 110, Culver City, California 90230

(Name and address of agent for service)

(310) 410-9281

(Telephone number, including area code, of agent for service)

Copy to:

ALAN B. SPATZ, ESQ.

Troy & Gould Professional Corporation

1801 Century Park East, Suite 1600

Los Angeles, CA 90067-2367

(310) 553-4441

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, no par value	450,000 shares	$13.57	$6,106,500	$718.74

(1)	In accordance with Rule 416(c) of the Securities Act of 1933, there also are being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the 2005 Equity Incentive Plan (the “Plan”).
(2)	Since the option exercise price of these shares is not known, the proposed maximum offering price per share and maximum aggregate offering price are calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 based upon a price of $13.57, which is the average of the high and low closing price of the Common Stock on the OTC Bulletin Board on July 25, 2005.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed in this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Alliance Bancshares California (the “Registrant”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 450,000 shares of the Registrant’s Common Stock for issuance pursuant to the Registrant’s 2005 Equity Incentive Plan (the “Plan”), and such indeterminate number of shares as may become available under the Plan as a result of the adjustment provisions thereof.

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(d)	The description of the Registrant’s common stock that is contained in the Registrant’s Registration Statement on Form 8-A, dated December 28, 2001 (Registration No. 000-33455), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the securities registered hereunder will be passed upon for the Registrant by Troy & Gould Professional Corporation, the Registrant’s legal counsel.

Item 6. Indemnification of Directors and Officers

The Articles of Incorporation and Bylaws of the Registrant provide for indemnification of agents, including directors, officers and employees to the maximum extent allowed by California law, including the use of an indemnity agreement. The Registrant’ Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

The Registrant’ Bylaws provide that it shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. The Registrant’ Bylaws also provide that it shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not the Registrant would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of its Bylaws. Each of the directors and executive officers of the Registrant has an indemnification agreement with the Registrant that provides that the Registrant shall indemnify such person to the full extent authorized by the applicable provisions of California law and further provide advances to pay for any expenses which would be subject to reimbursement.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

See the attached Exhibit Index that follows the signature pages, which is incorporated by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(iv) provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes:

That for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Culver City, State of California, on this 26th day of July, 2005.

Alliance Bancshares California

By:	/s/ Curtis S. Reis
Curtis S. Reis
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Curtis S. Reis, his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Curtis S. Reis	Chairman of the Board, President and Chief Executive Officer	July 26, 2005
Curtis S. Reis

/s/ Michael L. Abrams	Director	July 26, 2005
Michael L. Abrams

/s/ Andrew A. Talley	Director	July 26, 2005
Andrew A. Talley

/s/ Robert H. Bothner	Vice Chairman	July 26, 2005
Robert H. Bothner

/s/ Lyn S. Caron	Director	July 26, 2005
Lyn S. Caron

/s/ Willie D. Davis	Director	July 26, 2005
Willie D. Davis

/s/ D. Gregory Scott	Director	July 26, 2005
D. Gregory Scott

/s/ Robert H. Thompson	Director	July 26, 2005
Robert H. Thompson

/s/ Daniel L. Erickson	Chief Financial Officer and Principal Accounting and Financial Officer	July 26, 2005
Daniel L. Erickson

4

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	2005 Equity Incentive Plan.

5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

10.1	Form of Incentive Stock Option Agreement

10.2	Form of Non-Qualified Stock Option Agreement

23.1	Consent of McGladrey & Pullen LLP.

23.2	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).

24.1	Power of attorney (contained on the signature page hereto).

5